On May 20, 2002, the net assets of the Special Purpose Portfolio were merged into the Core Plus Fixed Income Portfolio through a tax-free exchange. In exchange for the $269,148,000 in net assets received, including $4,893,000 in unrealized depreciation, 23,122,659 Institutional Class shares of the Core Plus Fixed Income Portfolio were issued. Prior to the combination, the net assets of the Core Plus Fixed Income Portfolio totaled $3,973,536,000. Immediately after the combination, the net assets of the Core Plus Fixed Income Portfolio totaled $4,242,684,000.

On May 20, 2002, the net assets of the Fixed Income III Portfolio, formerly a Portfolio of Morgan Stanley Institutional Fund, Inc., were merged into the Investment Grade Fixed Income Portfolio through a tax-free exchange. In exchange for the $237,795,000 in net assets received, including $1,020,000 in unrealized appreciation, 21,124,331 Institutional Class shares and 145,321 Adviser Class shares of the Investment Grade Fixed Income Portfolio were issued. Prior to the combination, the net assets of the Investment Grade Fixed Income Portfolio totaled $284,764,000. Immediately after the combination, the net assets of the Investment Grade Fixed Income Portfolio totaled $522,559,000.

On May 20, 2002, the net assets of the High Yield II Portfolio, formerly a Portfolio of Morgan Stanley Institutional Fund, were merged into the High Yield Portfolio through a tax-free exchange.
In exchange for the $118,238,000 in net assets received, including $58,901,000 in unrealized depreciation, 19,880,350 Institutional Class shares and 2,353,712 Investment Class shares of the High Yield Portfolio were issued. Prior to the combination, the net assets of the High Yield Portfolio totaled $566,132,000. Immediately after the combination, the net assets of the High Yield Portfolio totaled $684,370,000.